Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION PURCHASES 3.2 MILLION SHARES FROM THERMO ELECTRON

Irvine, CA, – June 29, 2005 – Newport Corporation (Nasdaq: NEWP) today announced that it has purchased the 3,220,300 shares of its common stock that were issued as part of the consideration for its purchase of Spectra-Physics from Thermo Electron Corporation (NYSE: TMO) in July 2004.

Newport paid $13.56 per share, or $43.7 million, for the shares. The purchase price was determined by negotiation between Newport and Thermo Electron based on a number of factors, and represents a discount from the average closing price of Newport common stock for the last 20 trading days. The acquired shares will be canceled by the company and will no longer be included in the company’s issued or outstanding common stock. After paying the purchase price for the shares, the company has approximately $57.7 million in cash, cash equivalents and marketable securities.

Robert G. Deuster, chairman and chief executive officer, stated, “We are pleased to have successfully completed this stock buyback, which we expect to be immediately accretive to our earnings per share. In addition, as Thermo Electron had indicated its intention to sell these shares over time, this transaction eliminates the overhang represented by these shares. We believe that this repurchase is an attractive use of cash at this price, and that our current working capital position, together with our expected future cash flows from operations, will be more than adequate to fund our operations in the foreseeable future.”

Page 2 – Newport Corporation Purchases 3.2 Million Shares From Thermo Electron

Spectra-Physics, which represented substantially all of the laser and optical technologies businesses of Thermo Electron, was purchased for $175 million in cash (after a post-closing adjustment), a $50 million promissory note bearing 5% interest and payable in 2009, and the now-repurchased 3.2 million shares of Newport Corporation common stock, which were valued at $50 million at the closing of the transaction based on the average share price of $15.53 for the 20 trading days ended two days prior to the closing of the transaction.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the scientific research, microelectronics, life and health sciences, aerospace and defense/security and general industrial markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices; advanced automated assembly and test systems to manufacturers of communications and electronics devices; and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision automation, sub-micron positioning systems, vibration isolation, and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements made by Robert G. Deuster regarding the expected accretion to earnings per share of the purchase transaction and the expected adequacy of the company’s working capital position and future cash flows from operations, that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended January 1, 2005 and its

Page 3 – Newport Corporation Purchases 3.2 Million Shares From Thermo Electron

Quarterly Report on Form 10-Q for the quarter ended April 2, 2005, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the industries we serve, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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